Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Ed Harrison
LHA	fama PR
(212) 838-3777	(617) 986-5003
sprince@lhai.com or ir@augme.com	ed@famapr.com

Augme Technologies, Inc. Reports First Quarter Fiscal 2013 Results

Backlog Totals $17.4 Million

NEW YORK — July 10, 2012 — Augme® Technologies, Inc. (OTCBB: AUGT), (“Augme”) (“the Company”) a technology and services leader in interactive media marketing that offers the only patented end-to-end mobile marketing and mobile advertising platform, today announced its operating results for the first quarter of fiscal 2013 ended May 31, 2012.

First Quarter Highlights:

•      Backlog (the dollar value of signed contracts including deferred revenue and unbilled revenue) totaled $17.4 million as of May 31, 2012, an increase of 11% when compared with the backlog as of February 29, 2012, the end of the fourth quarter of FY2012.

•      New order bookings (the dollar value of contracts signed during the first quarter) totaled $6.5 million.  Approximately 69% of the new orders were received from existing customers and 31% from new customers.

•      Revenue totaled $5.1 million.

•      Revenue per customer increased to approximately $67,000.

•      Added over 50 new customers during the quarter and now service over 350 customers and over 600 regional and national brands.

•      Customers completed over 27,000 campaigns in the first quarter.

•      Judge McMahon advanced the Company’s IP case against AOL to trial, setting November 2, 2012 as the date for the Final Pre-Trial Conference.

“Our first quarter gave us a good start to the current fiscal year,” said Paul Arena, Chief Executive Officer of Augme Technologies, Inc. “Momentum has continued to build as evidenced by an 11% sequential increase in our backlog, and a 52% sequential increase in completed campaigns. Our growing roster of customers now includes more than 60 Fortune 500 companies and a dozen Fortune 100 companies.

“Increasing awareness of the successes of mobile marketing and mobile advertising campaigns is convincing more and more enterprises to undertake mobile brand initiatives. This has magnified our resolve to protect our intellectual property. With our first license agreement signed and the first two cases scheduled for trial within the next seven months, we believe that the value of our foundational mobile technology patent portfolio is becoming more apparent within the mobile marketing industry,” continued Mr. Arena.

“In addition, we ended the first quarter with our largest ever pipeline of qualified sales opportunities, clearly the result of the heavy investments that we’ve made in sales, client support and other revenue generating functions. These quick returns have convinced us of the potential to scale our business more rapidly through increased spending levels. To fund this increased investment, we are evaluating several options to secure additional funding, with a preference for non-dilutive financing. Nevertheless, the timetable to cash flow breakeven is unchanged and we continue to expect to reach this point by fiscal year end,” concluded Arena.

First Quarter Financial Results

For the quarter ended May 31, 2012, the Company reported revenue of approximately $5.1 million, an increase of 50% when compared with pro-forma revenue of approximately $3.4 million for the quarter ended May 31, 2011 and an increase of approximately 2% versus revenue of $5.0 million in the quarter ended February 29, 2012.  In the first quarter of FY2012, which ended May 31, 2011, Augme reported revenue of $1.2 million.

Pro-forma results for the first quarter of FY2012, which ended May 31, 2011, include results for Hipcricket, Inc., which Augme acquired on August 25, 2011.

Software-as-a-Service (SaaS) license revenue accounted for 53% of revenue; Mobile Advertising Solutions 27% of revenue and “other revenue”, which includes client development work and revenue from shorter-term licenses, accounted for the remaining 20% of revenue during the first quarter of FY2013.

Gross profit (revenue minus cost of revenue) increased 37% to $3.1 million, or 62% of revenue, for the first quarter of FY2013, versus pro-forma gross profit of $2.3 million, or 68% of revenue, for the first quarter of FY2012, and increased slightly when compared with gross profit of $3.1 million, or 61% of revenue, for the fourth quarter of FY2012. The decrease in the gross profit margin when compared with the same quarter last year reflects the Company’s shifting mix of revenue, wherein the percentage of business from the mobile ad network accounted for 27% of first quarter FY2013 revenue, compared with approximately 5% of revenue for the first quarter of FY2012.

Selling, general and administrative expenses increased 35% to $9.2 million for the first quarter of FY2013, versus $6.8 million pro-forma for the first quarter of FY2012, and decreased 7% when compared with $10.0 million for the fourth quarter of FY2012. The reduction in SG&A expenses relative to the fourth quarter of FY2012 reflects improved efficiencies in selling activities and lower non-cash stock option expense.

The Company recorded a net loss of $7.6 million, or ($0.08) per share, for the first quarter of FY2013, versus a pro-forma net loss of $5.1 million, or ($0.06) per share, for the first quarter of FY2012 and a net loss of $11.2 million, or ($0.12) per share, for the fourth quarter of FY2012. For the first quarter of fiscal 2012, Augme reported a net loss of $4.0 million, or ($0.06) per share.

Operating results and non-cash charges are as follows:

	Three Months Ended (in millions)
	May 31,	February 29,	May 31,
	2012	2012	2011
Earnings before non-cash charges
Net loss as reported (GAAP)	(7.6)	(11.2)	(4.0)
Stock option and warrant expense	1.4	1.8	1.6
Depreciation and amortization	1.5	2.5	0.3
Change in acquisition contingent consideration		1.7
(1) Earnings before non-cash charges	(4.7)	(5.2)	(2.1)

(1) Earning before non-cash charges is a non-GAAP measurement

Conference Call Information

Management will host a conference call to discuss these results on Tuesday, July 10, 2012 at 11:00 a.m. EDT. To participate in the conference call, please call 866-625-0328 (domestic call-in) or 706-643-2088 (international call-in) and reference code #95365822.

A live webcast and replay will be available in the investor events section of Augme’s website (http://augme.com/investor_events).  All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 2:00 p.m. EDT on July 10, 2012 until 11:59 p.m. EDT on July 17, 2012 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #95365822.  An archived replay of the conference call will also be available in the corporate section of the company’s website.

About Augme Technologies, Inc.

Augme® Technologies, Inc. (AUGT.OB) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Selling its products and services under the Hipcricket brand, Augme’s platform has provided measurable successes across an industry-leading 200,000 campaigns for its clients, which include many of America’s brand-name leaders (e.g., Macy’s, MillerCoors, Nestle, Clear Channel) in a variety of industries, along with their agencies.

Augme’s offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, MMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s AD LIFE® platform facilitates consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE® solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE®, Augme in 2011 acquired the assets of Hipcricket, Inc. and JAGTAG, Inc. and licenses the digital broadcast platform BOOMBOX®. The Company’s industry-leading patent portfolio includes 13 issued patents and over 80 pending patents in the U.S. and internationally with over 2,000 claims in the Technology, Media and Telecommunications (‘TMT’) space. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, Miami and Tucson. For more information visit www.augme.com or www.hipcricket.com.

Augme Technologies™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-12.

Forward-Looking Statements

This release includes forward-looking statements. All statements regarding our expected future financial position, including management’s revenue guidance, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “ and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 29, 2012 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

Augme Technologies, Inc.

Consolidated Balance Sheet

	May 31, 2012 (unaudited)	February 29, 2012
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,242,640	$11,428,825
Accounts receivable, net	3,727,113	3,734,945
Prepaid expenses and other current assets	552,900	487,321
Total current assets	7,522,653	15,651,091

Property and equipment, net	234,400	292,492
Goodwill	47,484,708	47,484,708
Intangible assets, net	41,135,654	36,798,085
Long-term investment	200,000	—
Deposits	252,067	365,700

TOTAL ASSETS	$96,829,482	$100,592,076

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$3,199,141	$2,613,238
Accrued liabilities	1,711,497	1,599,792
Deferred revenue	860,013	1,050,369
Acquisition related contingent consideration	24,000,500	26,000,500
Total current liabilities	29,771,151	31,263,899

LONG TERM LIABILITIES
Accrued liabilities	92,964	113,277

TOTAL LIABILITIES	29,864,115	31,377,176

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value; 250,000,000 shares authorized; 96,468,600 and 94,434,817 shares issued and outstanding, respectively	9,647	9,443
Additional paid-in capital	147,049,787	141,738,528
Accumulated deficit	(80,094,067)	(72,533,071)
Total stockholders’ equity	66,965,367	69,214,900

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$96,829,482	$100,592,076

Augme Technologies, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended
	May 31, 2012	February 29, 2012	May 31, 2011

REVENUES	$5,078,351	$5,032,922	$1,205,786

COST OF REVENUE	1,935,945	1,974,870	362,932

OPERATING EXPENSES:
Selling, general and administrative	9,211,366	9,951,723	4,621,282
Depreciation and amortization	1,494,681	2,538,471	252,532

Total operating expenses	10,706,047	12,490,194	4,873,814

LOSS FROM OPERATIONS	(7,563,641)	(9,432,142)	(4,030,960)

OTHER INCOME:
Interest income, net	2,645	(673)	14,374
Acquisition related contingent expense		(1,749,750)

NET LOSS	$(7,560,996)	$(11,182,565)	$(4,016,586)

BASIC AND DILUTED NET LOSS PER SHARE	(0.08)	(0.12)	(0.06)

WEIGHTED AVERAGE SHARES OUTSTANDING	94,489,673	94,349,318	69,414,383
Basic and diluted

Augme Technologies, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended
	May 31, 2012	February 29, 2012	May 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,560,996)	$(11,182,565)	$(4,016,586)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,494,681	2,538,471	252,532
Bad debt expense	23,145	170,833	25,106
Common stock/warrants issued for advisory services	—	36,510	—
Acquisition related contingent consideration	—	1,749,750	—
Stock option and warrant expense	1,410,627	1,814,361	1,642,233
Loss on sale or disposal of fixed assets	—	32,459	—

Changes in operating assets and liabilities:
Accounts receivable	(15,313)	57,378	(767,774)
Prepaid expenses and other current assets	(65,579)	(58,679)	(72,746)
Deposits	113,633	77,360	31,764
Accounts payable and accrued liabilities	697,608	152,575	522,175
Deferred revenue	(190,356)	12,609	803,816
Long-term liability	(20,313)	—	—

NET CASH USED IN OPERATING ACTIVITIES	(4,112,863)	(4,598,938)	(1,579,480)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	—	(53,963)	—
Cash paid for purchase of patents	(566,983)	(101,418)	—
Cash paid for acquisition related contingent consideration	(2,000,000)	—	—
Cash paid for patent defense costs	(1,393,222)	(630,353)	(637,989)
Cash paid for long-term investment	(200,000)	—	—

NET CASH USED IN INVESTING ACTIVITIES	(4,160,205)	(785,734)	(637,989)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance costs from sale of common stock	—	(212,564)	—
Proceeds received from the exercise of stock options and warrants, net	86,883	78,698	937,915

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	86,883	(133,866)	937,915

NET CHANGE IN CASH AND CASH EQUIVALENTS	(8,186,185)	(5,518,538)	(1,279,554)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,428,825	16,947,363	11,182,356
CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,242,640	$11,428,825	$9,902,802

Augme Technologies, Inc.

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES (Unaudited)

	Three Months Ended (in millions)
	May 31, 2012	February 29, 2012	May 31, 2011
Earnings before non-cash charges
Net loss as reported (GAAP)	$(7.6)	$(11.2)	$(4.0)
Stock option and warrant expense	1.4	1.8	1.6
Depreciation and amortization	1.5	2.5	0.3
Change in acquisition contingent consideration		1.7
(1) Earnings before non-cash charges	$(4.7)	$(5.2)	$(2.1)

(1)

Earnings before non-cash charges. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Earnings before non-cash charges is defined as net loss before depreciation expense on our fixed assets, amortization expense (including impairment) on our intangible assets, stock-based compensation and share based payments expense, and the change in acquisition contingent consideration. Earnings before non-cash charges should not be construed as a substitute for net loss or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as this measure is not defined by GAAP. However, the Company regards Earnings before non-cash charges as a complement to net loss and other GAAP financial performance measures, including an indirect measure of operating cash flow.